Exhibit 99.1

Microbot Medical Accomplishes the Next-Step in the Regulatory Process for the LIBERTY® Robotic System

HINGHAM, Mass., October 18, 2022 – Microbot Medical Inc. (Nasdaq: MBOT), announced that it has submitted the anticipated follow-up pre-submission package for the LIBERTY® Robotic System to ensure the Company remains fully aligned with the U.S. Food and Drug Administration (FDA) as it prepares for its Investigational Device Exemption (IDE) submission and first-in-human clinical trial with the system in 2023.

“We have had a positive experience with the FDA to date, and we believe the continued dialogue and level of engagement is very constructive and encouraging as we prepare for our next regulatory steps in the USA for the LIBERTY Robotic System,” commented Harel Gadot, Chairman, CEO and President. “This planned submission is another critical step we needed to secure as we make our first-in-human preparations, and we believe the outcome of the continued dialogue will ensure that we are prepared for the expected regulatory process moving forward.”

About Microbot Medical Inc.

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate LIBERTY and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the first-in-human clinical trial of LIBERTY, which could adversely affect or delay such trial, uncertainty in the results of pre-clinical studies and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754